UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 28, 2011
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 28, 2011, TOR Minerals International, Inc. (the "Company") announced its financial results for the second quarter ended June 30, 2011.  Highlights for the second quarter of 2011 as compared to the second quarter of 2010 included:

•         2Q11 revenue increased 32% to $10.5 million

•         2Q11 diluted net income increased 110% to $1.0 million

•         2Q11 diluted EPS: $0.30 versus 2Q10 EPS: $0.17

For the second quarter ended June 30, 2011, the Company reported diluted net income available to common shareholders of $1.0 million or $0.30 per diluted share, on net sales of $10,489,000.  This compares with diluted net income available to common shareholders of $478,000, or $0.17 per share, on net sales of $7,928,000 for the quarter ended June 30, 2010.

Revenue by Product Group (in ,000's)	2Q11	2Q10	% Change
TiO2 Pigments	$5,043	$3,104	62%
Specialty Aluminas	4,449	3,777	18%
Other	997	1,047	-5%
Total	$10,489	$7,928	32%

Net sales increased 32 percent during the second quarter of 2011 due to strong increases in the Company's primary product categories.  Sales of titanium dioxide (TiO2) pigments, which include HITOX® and TIOPREM® products, increased 62 percent to $5.0 million benefiting from both higher prices and volumes.  Sales of specialty alumina, which includes the ALUPREM®, HALTEX® and OPTILOAD® product groups, grew 18 percent during the second quarter of 2011 due primarily to increased demand for existing and new products in Europe and North America.  Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Due to the limited supply of commodity Ti02 and the successful introduction of our TIOPREM product, market interest in re-formulation with our specialty TiO2 pigments is at a record high.  Sampling activity has tripled year over year and we have gained new global customers.  At the same time our specialty alumina business continues to gain many new customers."

Margin Table	2Q11	2Q10	Change
Gross Margin	22.0%	20.2%	+ 180 basis points
Operating Margin	11.2%	7.2%	+ 400 basis points
Net Margin	9.4%	5.9%	+ 340 basis points

During the second quarter of 2011, favorable trends in pricing, product mix and sales volumes were more than enough to offset increased raw material and energy costs.  As a result, gross margin improved 180 basis points year over year to 22.0% of sales.  Operating income increased to $1.2 million, or 11.2% of sales, compared to operating income of $571,000, or 7.2% of sales, reported in during the same period a year ago.  "We continue to maintain a tight control on costs and discretionary spending.  As a result, we delivered strong incremental margin with 20 cents of each incremental dollar of revenue falling to the bottom line."

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"During the past three years, our strategic focus has been to bring new, high-value added products to market, improve efficiency and lower our cost structure.  Our hard work has resulted in the best quarterly results in our history," continued Dr. Karasch.  "Almost 80% of the growth in our TiO2 pigment sales is a result of higher volumes.  As a price follower, we have just begun to catch up to the price increases that the commodity TiO2 producers have put in place and expect to see increased revenue and margin contribution from increasing prices during the balance of the year.  The outlook for our alumina business remains strong.  We expect to complete our Netherlands alumina plant expansion during the current quarter, which will effectively double our alumina production capacity and help us to meet increasing demand from current and new customers. "

TOR Minerals hosted a conference call at 4:00 p.m. Central Time on July 28, 2011 to further discuss second quarter results.  The call was simultaneously Webcast, and can be accessed via the News section on the Company's website at www.torminerals.com.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell Company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
Exhibit Number	Description
99.1	Press Release, dated July 28, 2011, announcing the Company's second quarter 2011 earnings results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: August 1, 2011	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer
EXHIBIT INDEX
Exhibit No.	Description
99.1	Press Release, dated July 28, 2011, announcing the Company's second quarter 2011 earnings results

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